Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Wearable Devices Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value per share	Rule 457(c)	822,000	(2)	$1.68	(3)	$1,380,960	(4)	$0.0001531	$211.42
Fees Previously Paid	—	—	—	—		—		—			—
	Total Offering Amounts							$1,380,960			$1,380,960
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$211.42

(1)	The ordinary shares, no par value per share (“Ordinary Shares”), of Wearable Devices Ltd. (the “Company”) being registered hereunder are being registered for sale by the selling shareholder named in the prospectus to which this Registration Statement on Form F-1 relates. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Ordinary Shares registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable as a result of share splits, share dividends, recapitalizations or other similar transactions.

(2)	Consists of 822,000 Ordinary Shares underlying ordinary warrants, which were sold by the Company to the selling shareholder pursuant to a Securities Purchase Agreement, dated as of November 26, 2024, by and between the Company and the selling shareholder.

(3)	Estimated solely for purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high ($1.82) and low ($1.54) sales prices of the Company’s Ordinary Shares as reported on the Nasdaq Capital Market on December 10, 2024.

(4)	The Company will not receive any proceeds from the sale of Ordinary Shares by the selling shareholder.